      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 10, 2002
                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                     THE SECURITIES ACT OF 1933, AS AMENDED
                            ------------------------

                                  COM21, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                            ------------------------

             DELAWARE                             7370                            94-3201698
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)          CLASSIFICATION CODE)              IDENTIFICATION NUMBER)

                            ------------------------

                                750 TASMAN DRIVE
                           MILPITAS, CALIFORNIA 95035
                                 (408) 953-9100
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                                 GEORGE MERRICK
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                  COM21, INC.
                                750 TASMAN DRIVE
                           MILPITAS, CALIFORNIA 95035
                                 (408) 953-9100
  (NAME AND ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA
                          CODE, OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:
                            JOHN M. MONTGOMERY, ESQ.
                        BROBECK, PHLEGER & HARRISON LLP
                             2000 UNIVERSITY CIRCLE
                          PALO ALTO, CALIFORNIA 94303
                                 (650) 331-8000
                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   As soon as practicable on or after this Registration Statement is declared effective.
                            ------------------------

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, check the following box and list the Securities Act of 1933, as amended, registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, as amended, check the following box and list the Securities Act of 1933, as amended, registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------
                                                               PROPOSED MAXIMUM     PROPOSED MAXIMUM
        TITLE OF EACH CLASS OF               AMOUNT TO             OFFERING            AGGREGATE            AMOUNT OF
      SECURITIES TO BE REGISTERED          BE REGISTERED      PRICE PER SHARE(1)   OFFERING PRICE(1)     REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.001 per value per
  share................................       350,000               $0.76               $266,000               $25
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------

(1) Pursuant to Rule 457(c) under the Securities Act, this per share amount is based on the average high and low prices of our common stock on May 7, 2002 as reported on the NASDAQ National Market. Estimated solely for the purpose of calculating the registration fee.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

       PRELIMINARY PROSPECTUS (SUBJECT TO COMPLETION, DATED MAY 10, 2002)

                                 350,000 Shares

                                  COM21, INC.

                                  Common Stock

                           -------------------------

     This prospectus relates to the sale of up to 350,000 shares of our common stock by the selling stockholders identified in this prospectus on page 13. This amount constitutes 350,000 shares of common stock potentially issuable upon exercise of two currently outstanding warrants to purchase common stock held by the selling stockholders. The prices at which the selling stockholders may sell the shares will be determined by the prevailing market for the shares or in negotiated transactions. We will not receive any proceeds from the sale of shares offered under this prospectus. We will receive proceeds from the exercise of the outstanding warrants by the selling stockholders and those proceeds will be used for our general corporate purposes.

     Our common stock is traded on the Nasdaq National Market under the symbol CMTO. The closing price on May 7, 2002 was $0.76 per share.

                           -------------------------

     THE SHARES OF OUR COMMON STOCK OFFERED OR SOLD UNDER THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. SEE RISK FACTORS BEGINNING ON PAGE 1 OF THIS PROSPECTUS TO READ ABOUT IMPORTANT FACTORS YOU SHOULD CONSIDER BEFORE BUYING THE COMMON STOCK.

                           -------------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                           -------------------------

                  The date of this prospectus is May 10, 2002.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS PROSPECTUS.

                                  COM21, INC.

     Com21's principal executive offices are located at 750 Tasman Drive, Milpitas, California 95035. Com21's telephone number is (408) 953-9100.

                                  RISK FACTORS

     You should carefully consider the following risks and the other information included or incorporated by reference in this prospectus, before deciding whether you wish to purchase any of the shares offered.

COM21'S REVENUES IN ONE OR MORE FUTURE PERIODS ARE LIKELY TO FLUCTUATE SIGNIFICANTLY AND MAY FAIL TO MEET OR EXCEED THE EXPECTATIONS OF SECURITIES ANALYSTS OR INVESTORS.

     Our operating results are likely to fluctuate significantly in the future on a quarterly and an annual basis due to a number of factors, many of which are outside of our control. Supply of components, delays in getting new products into high volume manufacturing, and manufacturing or testing constraints could result in delays in the delivery of products and impact revenues and gross margins.

     Revenues for any future quarter are difficult to predict. Delays in the product distribution schedule of one or more of our cable operator customers would likely reduce our operating results for a particular period. Factors that could cause our revenues to fluctuate include:

     - pressure to reduce prices;

     - variations in the timing of orders and shipments of our products;

     - variations in the size of orders by our customers;

     - new product introductions by us or by competitors;

     - delays in obtaining certification for our standards-based products;

     - general economic conditions and economic conditions specific to the cable and electronic data transmission industries;

     - cable operators' financial ability to purchase our products; and

     - delays in obtaining regulatory approvals necessary to sell our products.

COM21 MAY BE UNABLE TO OBTAIN ADDITIONAL CAPITAL NEEDED TO OPERATE AND GROW OUR BUSINESS, WHICH COULD WEAKEN OUR FINANCIAL CONDITION AND MAKE US UNABLE TO DEVELOP OUR TECHNOLOGIES AND PRODUCTS.

     We cannot assure you that any additional financing will be available to us on acceptable terms, or at all, when required. As previously announced, we are currently evaluating alternative forms of financing. These alternatives may include the sale of additional stock, additional lines of credit, and the additional divestiture of certain business assets. If we raise additional funds by issuing equity securities, there may be significant dilution to existing stockholders given the current price of our common stock. If additional funds are not available, we may be required to delay, scale back, or eliminate one or more of our research and development or manufacturing programs.

     In light of our current financial situation and our history of operating losses, we expect such financing to be available but it may be at less favorable terms than our present financing arrangement. Further alternative forms of financing may also restrict Com21's operations or limit our ability to respond quickly to changes in the marketplace. At December 31, 2001, we had an accumulated deficit of approximately $241.3 million. If we do not increase revenues, improve gross margins, and reduce operating expenses, we may also incur net losses during future quarters. Because of a decline in our revenues in the fourth quarter of 2000, we introduced measures to reduce operating expenses that resulted in restructuring charges of $69.3 million in the twelve months ended December 31, 2001. In January 2002, we had an additional work force reduction due to the reorganization of Com21 from a divisional structure centered on multiple product lines to a single functional organization. We continue to monitor market conditions to assess the need to take further action, if necessary. Any subsequent actions may result in additional workforce reductions, restructuring charges, discontinuation of product lines, and provisions for impairment of long-lived assets, which could harm our financial position, results of operations and stock price.

WE MAY NOT BE ABLE TO PRODUCE SUFFICIENT QUANTITIES OF OUR PRODUCTS BECAUSE WE DEPEND ON THIRD-PARTY MANUFACTURERS, THEIR SUPPLIERS AND ORIGINAL EQUIPMENT MANUFACTURERS AND HAVE LIMITED MANUFACTURING EXPERIENCE.

     We contract for the manufacture of cable modems and integrated circuit boards on a turnkey basis. Our future success will depend, in significant part, on our ability to have others manufacture our products cost-effectively, in sufficient volumes and to meet production and delivery schedules. Dependence on third-party manufacturers presents a number of risks, including:

     - not taking sufficient credit exposure on new product builds;

     - the contract manufacturer may lower available credit limits;

     - the contract manufacturer may not provide sufficient payment terms;

     - failure of our contract manufacturer to meet delivery schedules;

     - the contract manufacturer may not build products which meet our quality standards;

     - the contract manufacturer may produce less than satisfactory manufacturing yields and costs;

     - the contract manufacturer may not be able to build product to meet our demand;

     - difficulty in planning mix of units to be produced by us; and

     - the potential misappropriation of our intellectual property if the manufacturer were to market our products as its own.

     In the fourth quarter of 2001, we entered into a contract with a new contract manufacturer for the manufacture of our proprietary ComUNITY Access(R) cable modems. If the transition from the existing third-party manufacturers to this new contract manufacturer does not occur on a timely basis, or if the new contract manufacturer is not able to produce our product to our quality standards, or at a volume large enough to fulfill our orders then our revenues and margins could be harmed.

     We recently entered into a contract with a new contract manufacturer for the manufacture of data-over-cable system interface specification, or DOCSIS, cable modems in April 2002. If the transition from existing third-party manufacturer to this new contract manufacturer does not occur on a timely basis, or if the new contract manufacturer is not able to produce our product to our quality standards, or at a volume large enough to fulfill our orders then our revenues and margins could be harmed.

     Any manufacturing disruption could impair our ability to fulfill orders. We do not have arrangements with any of our vendors that guarantee product availability, the continuation of particular payment terms, or the extension of credit limits. We may experience manufacturing or supply problems in the future. We are dependent on our manufacturers to secure components at favorable prices, and in sufficient volume. If our contract manufacturers fail to perform in any of these areas, it could harm our relationships with customers. Failure to obtain these components and supply our customers with our products would decrease our revenues.

COM21'S GROSS MARGIN IN ONE OR MORE FUTURE PERIODS IS LIKELY TO FLUCTUATE SIGNIFICANTLY AND MAY CAUSE OPERATING RESULTS TO FALL BELOW THE EXPECTATIONS OF ANALYSTS AND INVESTORS.

     Our operating results are impacted significantly by our ability to improve and sustain gross margins. The factors which impact gross margins and cause them to fluctuate from quarter to quarter include:

     - pressures to reduce prices;

     - write-off of excess inventory;

     - changes in the cost of inventory;

     - the sales mix within a product group, especially between proprietary and standards-based DOCSIS modems;

     - component prices we secure from our vendors;

     - the average selling prices of our products;

     - the effectiveness of our cost reduction efforts;

     - the sales mix between our headend equipment and cable modems;

     - the ability of the new contract manufacturers to produce quality products; and

     - the volume of products manufactured.

     Additionally, our inability to reduce inventory levels may result in substantial inventory-related charges including marking component inventory to current market prices because of falling component prices, carrying charges from our contract manufacturers, and significant write-offs of excess and obsolete inventory that would not be utilized.

     A reduction in gross margins would harm our operating results and reduce the amount of cash flow generated from our operations. Additionally, if operating results did not satisfy the expectations of analysts or investors, the trading price of our common stock would likely decline.

COM21 SIGNED AGREEMENTS IN MARCH 2002, WITH OUR TWO PRIMARY CONTRACT MANUFACTURERS TO ACCEPT EXCESS INVENTORY FROM THEM WHICH MAY HAVE NO VALUE TO COM21, AND WOULD THEREFORE REDUCE OUR GROSS PROFIT.

     In March 2002, Com21 cancelled all outstanding purchase orders with our two primary contract manufacturers. In connection with the cancellation, we signed promissory notes for existing payables to the vendors and for excess component inventory materials held by the vendors. These notes total approximately $22.5 million, bear interest at an average rate ranging from 8% to 10% and mature in December 2003 and May 2004. Of the $9.3 million of materials held by the vendors, approximately $7.9 million will be of no future use to us as a result of the new DOCSIS contract manufacturing arrangement we entered into with a new third party in April 2002. Accordingly, the unusable materials will be written off during the first quarter of 2002. Our provision for excess and obsolete inventory at December 31, 2001 did not contain provisions for this inventory held by the vendors. In addition to the notes, Com21 granted warrants to the vendors to purchase a total of 350,000 shares of common stock.

COM21 MAY BE CHARGED FOR EXCESS INVENTORY HELD OR ON ORDER WITH CONTRACT MANUFACTURERS WHICH WOULD REDUCE OUR GROSS PROFIT.

     We rely on contract manufacturers for the production of our products. Contract manufacturers generally require revenue forecasts in order to manage component inventories to meet customer demand. Accordingly, our contract manufacturers may order substantial amounts of inventory to meet our revenue forecasts. If our future shipments do not utilize the committed inventory, these contract manufacturers would have the right to charge us for inventory carrying costs and to bill us for any excess component and finished goods inventory. We would be required to fulfill these obligations even if demand for our products were lower than we anticipate, which could reduce our working capital and have a negative impact on our financial position.

FLUCTUATIONS IN OUR STOCK PRICE COULD IMPACT OUR RELATIONSHIPS WITH EXISTING CUSTOMERS AND DISCOURAGE POTENTIAL CUSTOMERS FROM DOING BUSINESS WITH US.

     Fluctuations in our stock price could lead to a loss of revenues due to our inability to engage new customers and vendors and to renew contracts with our current customers and vendors. Existing and potential customers and vendors may perceive our fluctuating stock price as a sign of instability and may be unwilling to do business with us. If this were to continue to occur, our business, results of operations and financial condition could be harmed.

WE MAY NOT BE ABLE TO MAINTAIN OUR LISTING ON THE NASDAQ NATIONAL MARKET.

     Our common stock is currently listed on the Nasdaq National Market. We must satisfy a number of requirements to maintain our listing on the Nasdaq National Market, including maintaining a minimum bid price for our common stock of $1.00 per share. As of May 7, 2002, the price of our common stock was $0.76. If the common stock loses its Nasdaq National Market status, it would likely trade on the Over the Counter Bulletin Board maintained by Nasdaq, which is viewed by most investors as a less desirable, less liquid marketplace.

WE MUST REDUCE THE COST OF OUR CABLE MODEMS TO REMAIN COMPETITIVE, AND OUR FAILURE TO DO SO COULD NEGATIVELY IMPACT OUR GROSS MARGINS AND OPERATING RESULTS.

     Some of our competitors have assets and annual revenues that far exceed ours and because of their financial status, greater product portfolio, and higher volume sales are able to offer cable modem products at lower prices than we can. As headend equipment becomes more widely distributed, the price of cable modems and related equipment will continue to decrease. In particular, the adoption of the DOCSIS standard has caused increased price competition for cable modems. Cable Television Laboratories, or CableLabs, performs certification for the DOCSIS standard. To remain competitive, we may have to lower the price of our modems in anticipation of planned product cost reductions of our DOCSIS modems. We may not be able to continually reduce the costs of manufacturing our cable modems or to secure component parts at a low enough cost to enable us to lower our modem prices to compete effectively. As we perform on our cost reduction program, we may not be able to continue to certify our DOCSIS modems in a timely manner by various standards bodies, including CableLabs. If we are unable to continue to reduce the manufacturing costs of our cable modems, our gross margin and operating results could be harmed.

COM21 HAS A SHORT OPERATING HISTORY, HAS NOT MADE A PROFIT, AND EXPECTS TO INCUR LOSSES IN THE FUTURE.

     We have not made a profit, and we expect to continue to operate at a loss through the first half of 2002. To achieve and subsequently maintain profitable operations, we must successfully design, develop, test, manufacture, introduce, market and distribute products on a broad commercial basis and secure higher revenues and gross profits and contain our operating expenses. Our future revenues will depend on a number of factors, many of which are beyond our control. These factors include our ability to:

     - reduce prices;

     - manufacture products at acceptable quality standards;

     - have product available when our customers need it;

     - meet industry standards;

     - respond to technological change; and

     - have a strong competitive advantage.

Due to these factors, we cannot forecast with a degree of accuracy what our revenues will be or how quickly cable operators will adopt our systems and buy our cable modems. If we do not generate sufficient revenues and gross margins, we may not achieve, or be able to sustain, profitability.

COM21'S CUSTOMER BASE IS CONCENTRATED AND THE LOSS OF ONE OR MORE OF OUR CUSTOMERS COULD CAUSE OUR BUSINESS TO SUFFER.

     A relatively small number of customers have accounted for a large part of our revenues, and we expect that this trend will continue. For the year ending December 31, 2001, our top five customers accounted for 54% of total revenues. We expect that our largest customers in the future could be different from our largest customers today due to a variety of factors, including customers' distribution schedules and budget considerations. Additionally, some of our systems integrators could develop and manufacture products that compete with our products and choose not to distribute our products. Because a limited number of companies account for a majority of our prospective customers, our future success will depend upon our ability to establish and maintain relationships with these companies. We may not be able to retain our current accounts or to obtain additional accounts. Both in the U.S. and internationally, a substantial majority of households passed by cable access are controlled by a relatively small number of companies. The loss of one or more of our customers or our inability to successfully develop relationships with other significant cable operators could cause our business to suffer.

OUR FUTURE SUCCESS WILL DEPEND IN PART UPON OUR ABILITY TO ENHANCE OUR EXISTING PRODUCTS AND TO DEVELOP AND INTRODUCE, ON A TIMELY BASIS, NEW PRODUCTS AND FEATURES THAT MEET CHANGING CUSTOMER REQUIREMENTS AND EMERGING INDUSTRY STANDARDS.

     The market for cable modem systems and products is characterized by rapidly changing technologies and short product life cycles. Our future success will depend in large part upon our ability to:

     - identify and respond to emerging technological trends in the market;

     - develop and maintain competitive products;

     - enhance our products by adding innovative features that differentiate our products from those of competitors;

     - bring products to market on a timely basis at competitive prices; and

     - respond effectively to new technological changes or new product announcements by others.

     The technological innovations required for us to remain competitive are inherently complex, require long development cycles, are dependent in some cases on sole source suppliers and require us, in some cases, to license technology from others. If our product development and enhancements take longer than planned, the availability of products would be delayed. We must continue to invest in research and development to attempt to maintain and enhance our existing technologies and products, but we may not have the funds available to do so. Even if we have sufficient funds, these investments may not serve the needs of our customers or be compatible with changing technological requirements or standards. Most costs must be incurred before we can determine the technological feasibility or commercial viability. In addition, revenues from future products or product enhancements may not be sufficient to recover the development costs incurred by these products or enhancements.

     We may not be successful in managing the transition from our current products to our new and enhanced products. Product transitions contain a number of inherent risks, including obsolescence of product inventory, unavailability of product as inventory of existing product is exhausted before availability of new product, market acceptance of new products, undetected defects in new products, and availability of components and parts in new products. If we are unable to successfully manage the risks of the release and transition of new and enhanced products, our revenues could be reduced.

THE MARKET IN WHICH WE SELL OUR PRODUCTS IS CHARACTERIZED BY MANY COMPETING TECHNOLOGIES, AND THE TECHNOLOGY ON WHICH OUR PRODUCT IS BASED MAY NOT COMPETE EFFECTIVELY AGAINST OTHER TECHNOLOGIES.

     There are many different methods of getting high speed Internet access to the end customers. These methods include:

     - Regular dial up connection -- using a telephone line and the average 28K or 56K modem;

     - Digital subscriber line/asymmetric digital subscriber line -- a digital high-speed modem connection offered by telephone companies, also known as DSL or ADSL;

     - Cable modems -- high-speed modem connections offered by cable television companies;

     - Wireless -- high-speed wireless local loop connections that work similar to cell phones. Digital subscriber line/asymmetric digital subscriber line and cable modems can operate in a wireless environment; and

     - Fiber optics -- strands of very pure glass capable of carrying enormous volumes of data and voice traffic.

     Because of the widespread reach of telephone networks and the financial resources of telephone companies, competition from telephone-based solutions is expected to be intense. Cable modem technology may not be able to compete effectively against wireline or wireless technologies. Significant market acceptance of alternative solutions for high-speed data transmission could decrease the demand for our products if these alternatives are viewed as providing faster access, greater reliability, increased cost-effectiveness or other advantages.

COM21'S MARKET IS HIGHLY COMPETITIVE AND HAS MANY ESTABLISHED COMPETITORS.

     The market for Com21's products is intensely competitive, rapidly evolving and subject to rapid technological change. Our competitors include Motorola, Inc., Scientific-Atlanta, Inc., Toshiba America, Inc., Thomson, Samsung Electronics Company, Terayon Communication Systems, and Cisco Systems, Inc.

     We believe that our business is affected by the following competitive factors:

     - costs;

     - ease of installation;

     - technical support and service;

     - breadth of product line;

     - conformity to industry standards; and

     - implementation of additional product features and enhancements.

     Many of our existing and potential competitors have been operating longer, have better name recognition, more established business relationships, and significantly greater financial, technical, marketing and distribution resources than we do. These competitors may undertake more extensive marketing campaigns, adopt more aggressive pricing policies, undertake more vendor financing programs or longer customer payment cycles and devote substantially more resources to developing new or enhanced products than we do. Some competitors may sell their modems at below cost to reduce excess inventories, causing severe price competition.

SUPPLY OF OUR PRODUCTS MAY BE LIMITED BY OUR ABILITY TO FORECAST DEMAND ACCURATELY.

     Our customers have increasingly been requiring us to ship product upon ordering instead of submitting purchase orders far in advance of expected shipment dates. This practice requires us to keep inventory on hand for immediate shipment. Any significant cancellations or deferrals could adversely affect our business by slowing our growth and decreasing our revenues. Additionally, cancellations or deferrals could cause us to hold excess inventory, which could reduce our profit margins and restrict our ability to fund our operations. In particular, increases in inventory could cause a harmful effect on operations if this inventory is not used or becomes obsolete. This could cause inventory write-offs in any given period.

WE MAY BE SUBJECT TO PRODUCT RETURNS AND PRODUCT LIABILITY CLAIMS DUE TO DEFECTS IN OUR PRODUCTS.

     Our products are complex and may contain undetected defects, errors, design deficiencies, or may have been manufactured incorrectly. Our products have contained errors in the past and may contain errors in the future. Defects, errors, or failures in our products could result in delayed shipments, returned products, and loss or delay of market acceptance of our products. We could incur costs or losses in excess of amounts that we have reserved for these events. Although we have not experienced any product liability claims, due to the highly technical nature of our products, such a risk exists. A successful product liability claim brought against us could impair our business, operating results, and financial condition by forcing us to use cash and personnel resources. This would limit our ability to grow the company and would decrease our revenues.

OUR STOCK PRICE IS HIGHLY VOLATILE AND BROAD MARKET FLUCTUATIONS MAY IMPACT THE MARKET PRICE OF OUR COMMON STOCK.

     The trading price of our common stock has fluctuated significantly since our initial public offering in May 1998. The common stock price has fluctuated between $3.03 per share and $0.43 per share in the 12-month period ending March 31, 2002. The price of our common stock could continue to be subject to wide fluctuations in response to a variety of factors including:

     - variations in quarterly earnings;

     - announcements of technological innovations or new products by us or our competitors;

     - announcements by certification and standards bodies;

     - the state of Com21's patents or proprietary rights; and

     - changes in financial estimates by securities analysts.

     Additionally, the stock market is volatile. This volatility has particularly affected the stock prices of equity securities of many high technology companies and, often, has been unrelated or disproportionate to the operating performance of these companies. Our stock price has declined significantly and our stock price may continue to decline because of these broad market and industry factors, regardless of our actual operating performance. These broad market fluctuations may lower the market price of Com21 common stock. Additionally, Com21 may choose to structure acquisitions or other financing transactions by issuing additional Com21 common stock, or warrants or options to purchase Com21 common stock that would dilute common stock outstanding. Although Com21's management believes these types of transactions will increase the overall long-term value of Com21, these transactions may initially decrease the market price of our common stock.

COM21 MAY NOT BE SUCCESSFUL IN ATTRACTING AND RETAINING KEY PERSONNEL AND MANAGEMENT.

     Our success has always depended on our ability to attract and retain highly skilled technical, managerial, sales, and marketing personnel. In spite of the economic slowdown, competition for these personnel is intense, especially in the Silicon Valley area of Northern California. We must retain and attract high caliber personnel. Competitors and others have in the past and may in the future attempt to recruit Com21's employees. We do not have employment contracts with any of our key personnel. Volatility or lack of positive performance in our stock price may also adversely affect our ability to retain key employees, all of whom have been granted stock options. We do not maintain key person life insurance on key personnel. The loss of services of any of our key personnel, the inability to retain and attract qualified personnel in the future, or delays in hiring required personnel, particularly engineers and sales personnel, could make it difficult to meet key objectives, such as timely product introductions.

Competition for these personnel is intense; however, there is less competition for these skilled workers in other countries. In June 2001 we completed, the transfer of the research and development, product management, and marketing functions for the proprietary ComUNITY Access System product line to our facility in Cork, Ireland. We made this transition to take advantage of the greater availability of qualified personnel in Cork to support this product line. However, the loss of any key Cork employee with technical, marketing or support knowledge may affect our ability to provide timely development and support activities for the ComUNITY Access System product line.

WE MAY BE SUBJECT TO ADDITIONAL CREDIT RISK IN THE FORM OF TRADE ACCOUNTS RECEIVABLE.

     Our standard credit terms are net 30 days from the date of shipment, and we generally do not require collateral or other security to support customer receivables. Starting with third quarter 2001, we offered key customers a 2% discount for payment received within 10 days of the invoice date. We may require letters of credit from a customer before shipping an order if we determine that the customer has not proven to be creditworthy. If our customers fail to pay us on time or fail to pay us at all this will have a material adverse effect on our revenues and results of operation.

OUR STANDARDS-BASED PRODUCTS ARE SUBJECT TO EVOLVING INDUSTRY STANDARDS. IF OUR PRODUCTS DO NOT COMPLY WITH ANY STANDARD THAT ACHIEVES MARKET ACCEPTANCE, CUSTOMERS MAY REFUSE TO PURCHASE OUR PRODUCTS.

     Early cable modem equipment was not interoperable, meaning cable modem products from different cable modem developers would not work together. For different companies' products to work together, each company must meet an established standard. For each standard, a certification body is established to certify that a product does meet the standard. Cable operators are demanding certified standards-based cable modem products for two primary reasons. First, a certified product has proven to have the functionality they want. Second, certified interoperable products give cable operators the freedom to buy products from a variety of cable modem manufacturers, creating increased competition and driving down prices.

     Different standards are emerging in different parts of the world. In much of the world, the DOCSIS standard has achieved substantial market acceptance. Cable Television Laboratories, or CableLabs, performs certification for this DOCSIS standard. The DOCSIS standard is an evolving standard and becomes more complex and more difficult to comply with as it evolves. As we continue to enhance and develop our DOCSIS products to meet the evolving DOCSIS standards, we may incur additional costs. Additionally, we cannot assure you that enhancements or new DOCSIS products will be CableLabs certified. Even if these products are certified, we cannot assure you that they will be accepted by the market. In Europe, there is movement by some cable operators towards EuropeanDOCSIS, or EuroDOCSIS standard. We cannot assure you that if an European DOCSIS standard obtains widespread acceptance, Com21 will be able to produce a cable modem to meet these specifications. The emergence or evolution of industry standards, either through adoption by official standards committees or widespread use by cable operators or telephone companies, could require us to redesign our products. The development of new competing technologies and standards increases the risk that current or new competitors could develop products that would reduce the competitiveness of our products. If any of these new technologies or standards achieve widespread market acceptance, any failure by us to develop new products or enhancements, or to address these new technologies or standards, could harm our business.

THE ADOPTION OF STANDARDS COULD RESULT IN LOWER SALES OF COM21'S PROPRIETARY PRODUCTS.

     The widespread adoption of DOCSIS, EuroDOCSIS or other standards could cause aggressive competition in the cable modem market and result in lower sales of Com21's proprietary products not meeting design to these standards. As cable operators move to standards-based products, sales of Com21's proprietary headend products, and revenues from licensing of our network management software could decrease if our products do not meet the appropriate standards. This could reduce our gross margin and our operating results.

NEW PRODUCTS AND SERVICES MAY PRESENT ADDITIONAL AND UNANTICIPATED RISKS.

     As we research and introduce new products and services such as the DOXcontroller XB(TM) System, we may encounter risks not present in our current business. We must anticipate and manage these risks, which may include new regulations, competition, technological requirements and our own ability to deliver or maintain reliable services to our customers or partners. Failure to do so may result in unrecovered costs, loss of market share or adverse publicity.

WE RELY ON INDIRECT DISTRIBUTION CHANNELS FOR OUR PRODUCTS AND NEED TO DEVELOP ADDITIONAL DISTRIBUTION CHANNELS.

     Today, cable operators and systems integrators purchase cable modems from vendors through direct and indirect sales channels. We anticipate that the North American cable modem market may at some point shift to a consumer purchase model. If this occurs, we will likely sell more of our cable modems directly through consumer sales channels. Our success will be dependent on our ability to market effectively to end users, to establish brand awareness, to set up the required channels of distribution and to have cable operators' reference sell our products. We have begun to establish new distribution channels for our cable modems. We may not have the capital required or the necessary personnel or expertise to develop these distribution channels, which could harm our business, operating results, and financial condition. As large consumer electronics companies enter the cable modem market, their well-established retail distribution capabilities and brands would provide them with a significant competitive advantage.

IF WE FAIL TO ADEQUATELY PROTECT OUR PROPRIETARY RIGHTS WE MAY BE UNABLE TO SUCCESSFULLY COMPETE IN OUR INDUSTRY.

     We depend on our proprietary technology. To protect our intellectual property rights we rely on a combination of patent, copyright and trademark laws, and trade secrets, confidentiality provisions and contractual provisions to protect our proprietary rights. However, any of our intellectual proprietary rights could be challenged by third parties. Our means of protecting our proprietary rights in the U.S. or abroad may not be adequate. An unauthorized party may attempt to copy aspects of our products or to obtain and use trade secrets or other proprietary information. Additionally, the laws of some foreign countries do not protect Com21's proprietary rights as fully as do the laws of the U.S. Issued patents may not preserve Com21's proprietary position. Even if they do, competitors or others may develop technologies similar to or superior to those of Com21. If we do not enforce and protect our intellectual property, our business will be harmed.

OUR PRODUCTS MAY INFRINGE ON THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, THAT MAY RESULT IN LAWSUITS AND PROHIBIT US FROM SELLING OUR PRODUCTS.

     Third parties may claim that we are infringing on their intellectual property. Even if we do not believe that our products are infringing third parties' intellectual property rights, these claims can be time-consuming, costly to defend, and divert management's attention and resources away from our business. Claims of intellectual property infringement might also require us to enter into costly royalty or license agreements. If we cannot or do not license the infringed technology or substitute similar technology from another source, our business could suffer. We may initiate claims or litigation against third parties for infringement of our proprietary rights or to establish the validity of our proprietary rights. Litigation to determine the validity of any claims, whether or not the litigation is resolved in our favor, could result in significant expense to us and divert the efforts of our technical and management personnel from productive tasks. If there is an adverse ruling against us in any litigation, we may be required to pay substantial damages, discontinue the use and sale of infringing products, expend significant resources to develop non-infringing technology, or obtain licenses to infringing technology. Our failure to develop or license a substitute technology could prevent us from selling our products.

OUR FAILURE TO MANAGE OUR OPERATIONS COULD SLOW OUR GROWTH RATE OR GIVE RISE TO INEFFICIENCIES WHICH WOULD REDUCE OUR REVENUES.

     To drive costs out of our business and improve our operating efficiencies, we may be required to:

     - improve existing and implement new operational, financial and management information controls, reporting systems and procedures;

     - hire, train, and manage additional qualified personnel;

     - expand and upgrade our core technologies and;

     - effectively manage multiple relationships with our customers, suppliers, and other third parties.

     Additionally, we must continue to recruit and retain personnel, and failure to do so would prevent us from achieving our operational goals. Also, our management team may not be able to achieve the rapid execution necessary to fully exploit the market for our products and services. In the future, we may experience difficulties meeting the demand for our products and services. We cannot assure you that our systems, procedures, or controls will be adequate to support the anticipated growth in our operations or that we will be able to achieve the operational efficiencies needed to be competitive. Any failure could cause us not to meet our operating revenues and cost objectives and weaken our financial position.

COM21 DEPENDS ON STRATEGIC RELATIONSHIPS; IF WE ARE NOT ABLE TO FIND AND MAINTAIN THESE RELATIONSHIPS, WE MAY NOT BE ABLE TO DEVELOP OUR TECHNOLOGIES OR PRODUCTS, WHICH COULD SLOW OUR GROWTH AND DECREASE OUR REVENUES.

     Our business strategy relies to a significant extent on strategic relationships with other companies. These relationships include:

     - software license arrangements for our network management system;

     - technology licensing agreements;

     - development arrangements and agreements with original equipment manufacturers for advanced products;

     - marketing arrangements with system integrators and others; and

     - collaboration agreements with suppliers of routers and headend equipment to ensure the interoperability of our cable modems with these suppliers' products.

The failure to maintain and develop these relationships, or replace them if any of these relationships are terminated and to renew or extend any license agreements with a third party may harm our business.

COM21 IS EXPOSED TO GENERAL ECONOMIC AND MARKET CONDITIONS.

     Our business is subject to the effects of general economic conditions in the United States and globally, and, in particular, market conditions in the communications and networking industries. In recent quarters, our operating results have been adversely affected by unfavorable economic conditions and reduced capital spending in the United States, Europe and Asia particularly in the communications and networking industries. In particular, sales to North America, and the manufacturing industry in the United States were materially affected during fiscal 2001. If the economic conditions in the United States and globally do not improve, or if we experience a worsening in the global economic slowdown, we may continue to experience negative impacts on our business, operating results, and financial condition.

COM21 IS SUBJECT TO RISKS OF OPERATING IN INTERNATIONAL MARKETS.

     For the year ended December 31, 2001, international sales accounted for 77% of revenues. We intend to enter new international markets, and we expect that a significant portion of our sales will continue to be in international markets. Because we sell primarily through systems integrators, a successful expansion of our international operations and sales may require us to develop relationships with new international systems integrators and distributors. If we are unable to identify, attract or retain suitable international systems integrators or distributors, we may not be able to successfully expand our international operations. To increase revenues in international markets, we will need to continue to establish foreign operations, to hire additional personnel to run these operations and to maintain good relations with our foreign systems integrators and distributors. If we are unable to successfully do so, our growth in international sales will be limited, which would reduce our operating results. Additionally, international operations involve a number of risks not typically present in domestic operations, including:

     - changes in regulatory requirements;

     - the possibility of difficult accounts receivable collections;

     - costs and risks of distributing systems in foreign countries;

     - licenses, tariffs and other trade barriers;

     - political and economic instability;

     - difficulties in staffing and managing foreign operations;

     - potentially adverse tax consequences;

     - difficulties in obtaining governmental approvals for products;

     - the burden of complying with a wide variety of complex foreign laws and treaties;

     - the imposition of legislation and regulations on the import and export of high technology products; and

     - fluctuations in foreign currency especially with the increasing use of Euro as common currency for members of European union, this could have an impact on foreign exchange exposure.

THE INDUSTRY IN WHICH WE COMPETE IS SUBJECT TO CONSOLIDATION.

     There has been a trend toward industry consolidation for several years, which is expected to continue through 2002. We expect this trend to continue as companies attempt to strengthen or hold their market positions in an evolving industry. We believe that industry consolidation may produce increasingly stronger competitors that are better able to compete. This could lead to more variability in operating results as we compete to be a vendor solution and could harm our business, operating results, and financial condition. We believe that industry consolidation may lead to fewer possible customers. If we are unable to maintain our current customers or secure additional customers, our business could be harmed.

OUR BUSINESS OPERATIONS MAY BE IMPACTED BY THE CALIFORNIA ENERGY CRISIS.

     Our principal executive offices are located in the Silicon Valley in Northern California. In 2001, California experienced an energy crisis that resulted in disruptions in power supply and increased utility costs to consumers and businesses throughout the State. Should the energy crisis continue, Com21, together with many other Silicon Valley companies, may experience power interruptions and shortages and be subject to significantly higher costs of energy. Although we have not experienced any material disruption to our business to date, if the energy crisis continues and power interruptions or shortages occur in the future, they may cause a decline in our business.

THE LOCATION OF COM21'S FACILITIES IS SUBJECT TO THE RISK OF EARTHQUAKES AND OTHER NATURAL DISASTERS.

     Com21's corporate headquarters, including some of its research and development operations and our in-house manufacturing facilities, are located in the Silicon Valley area of Northern California, a region known for seismic activity. A significant natural disaster in the Silicon Valley, such as an earthquake or power loss, could halt our business, weaken our financial condition and create disappointing operating results.

                         RISKS RELATED TO THIS OFFERING

THE COMMON STOCK SOLD IN THIS OFFERING WILL INCREASE THE SUPPLY OF OUR COMMON STOCK ON THE PUBLIC MARKET, WHICH MAY CAUSE OUR STOCK PRICE TO DECLINE.

     The sale into the public market of the common stock to be sold in this offering could materially adversely affect the market price for our common stock. These shares of common stock are eligible for immediate and unrestricted sale in the public market at any time. Once the registration statement of which this prospectus forms a part is declared effective, all shares of common stock to be sold in this offering will be eligible for immediate and unrestricted resale into the public market. The presence of all of these additional shares of common stock in the public market may further depress our stock price.

                           FORWARD-LOOKING STATEMENTS

     We have made forward-looking statements in this document and the documents incorporated by reference in this prospectus that are subject to risks and uncertainties. These statements are based on management's beliefs and assumptions, based on information available to management as of the date of this prospectus. Some examples of forward-looking statements include information concerning possible future results of our operations under Risk Factors. Statements in this document and the documents incorporated into this prospectus by reference preceded by, followed by or that include the following words identify forward-looking statements: believes, expects, anticipates, intends, plans, estimates, should or similar expressions.

     Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and shareholder values of Com21 may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond our ability to control or predict. Shareholders are cautioned not to put undue reliance on any forward-looking statements. We do not have any intention or obligation to update forward-looking statements after the date of this prospectus even if new information, future events or other circumstances have made them incorrect or misleading. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

     In evaluating our common stock, you should carefully consider the discussion of risks and uncertainties in Risk Factors in this prospectus and in the documents incorporated by reference into this prospectus.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference room 15 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available to the public from our web site at http://www.Com21.com or at the SEC's web site at http://www.sec.gov.

     The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until our offering is completed.

          (a) Com21's annual report on Form 10-K for the fiscal year ended December 31, 2001 filed April 1, 2002; and

          (b) The description of Com21's common stock contained in our registration statement on Form 8-A filed April 8, 1998, including any amendments or reports filed for the purpose of updating these descriptions.

     You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

                                 Ralph Marimon
     Chief Financial Officer and Vice President, Finance and Administration
                                  Com21, Inc.
                                750 Tasman Drive
                               Milpitas, CA 95035
                                 (408) 953-9100

     We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the document.

                              SELLING STOCKHOLDERS

     The following table shows the name of the selling stockholders and the number of shares being registered for sale as of the date of this prospectus and shows the number of shares of common stock known by us to be beneficially owned by the selling stockholders. The following table assumes that the selling stockholders will sell all of the shares being offered for its account by this prospectus. However, we are unable to determine the exact number of shares that actually will be sold. The shares offered by this prospectus may be offered at different times by the selling stockholders.

     This registration statement also covers any additional shares of common stock that become issuable with the shares registered in this prospectus by reason of any stock dividend, stock split, recapitalization or other similar transaction made without the receipt of consideration that results in an increase in the number of Com21's outstanding shares of common stock.

     This information is based upon information provided by each selling stockholder, and is not necessarily indicative of beneficial ownership for any other purpose. The term selling stockholder includes the stockholders listed below and each of its transferees, assignees, pledgees, donees or other successors. The percent of beneficial ownership is based on 28,106,818 shares of common stock outstanding as of December 31, 2001.

                                                                         PERCENT OF        NUMBER OF
                                                      NUMBER OF         OUTSTANDING     SHARES OF COMMON
                                                      SHARES OF            SHARES       STOCK REGISTERED
                                                     COMMON STOCK       BENEFICIALLY      FOR SALE IN
          NAME OF SELLING SHAREHOLDER             BENEFICIALLY OWNED       OWNED        THIS PROSPECTUS
          ---------------------------             ------------------    ------------    ----------------
Celestica International, Inc. ..................        200,000                *             200,000
Flextronics Malaysia SDN BHD....................        150,000                *             150,000

-------------------------
* Less than one percent (1%).

     The warrant issued to Celestica International, Inc. to purchase up to 200,000 shares of common stock was issued on March 20, 2002. The warrant constitutes the 200,000 shares of common stock being registered for sale as of the date of this prospectus. The warrant will expire on March 19, 2005 and has an exercise price of $1.15 per share.

     The warrant issued to Flextronics Malaysia SDN BHD to purchase up to 150,000 shares of common stock was issued on March 29, 2002. The warrant constitutes the 150,000 shares of common stock being registered for sale as of the date of this prospectus. The warrant will expire on March 28, 2005 and has an exercise price of $1.31 per share.

                                USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of the common stock by the selling stockholders. All proceeds will be received by the selling stockholders. We will receive the proceeds from the exercise of each of the outstanding warrants by each of the selling stockholders and those proceeds will be used for general corporate purposes. See the Selling Stockholders.

                              PLAN OF DISTRIBUTION

     We are registering all 350,000 shares on behalf of the selling stockholders. This amount constitutes 350,000 shares of common stock issuable upon exercise of two outstanding warrants to purchase common stock held by the selling stockholders. We will not receive any of the proceeds from sales by the selling stockholder of the offered shares of common stock. We will receive proceeds from the exercise of the outstanding warrants by the selling stockholders and those proceeds will be used for our general corporate purposes. The selling stockholders named in the table above or pledgees, donees, transferees or other successors-in-interest selling shares received from the selling stockholders as a gift, distribution or other non-sale related transfer after the date of this prospectus may sell the shares at different times. The selling stockholders will act independently of us in making decisions for the timing, manner and size of each sale. The sales may be made on one or more exchanges or in the over-the-counter market or other transactions, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The selling stockholders may make these transactions by selling the shares to or through broker-dealers.

     The shares may be sold by one or more of, or a combination of, the following:

     - a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     - purchases by a broker-dealer as principal and resale by this broker-dealer for its account through this prospectus;

     - an exchange distribution that complies with the rules of the exchange;

     - ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

     - in privately negotiated transactions.

     If required, this prospectus may be amended or supplemented on a continual basis to describe a specific plan of distribution. In making sales, broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in the resales.

     The selling stockholders may enter into hedging transactions with broker-dealers relating to distributions of the shares or other transactions. In these transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders also may sell shares short and redeliver the shares to close out these short positions. The selling stockholders may enter into option or other transactions with broker-dealers that require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or transfer these shares through this prospectus. The selling stockholders may also loan or pledge the shares to a broker-dealer. The broker-dealer may sell the shares which are loaned, or upon a default the broker-dealer may sell the pledged shares by use of this prospectus. Some or all of the shares offered in this prospectus also may be sold to or through an underwriter or underwriters. Any shares sold in that manner will be acquired by the underwriters for their own accounts and may be resold at different times in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. These shares may be offered to the public through underwriting syndicates represented by one or more managing underwriters or may be offered to the public directly by one or more underwriters. Any public offering price and any discounts or concessions allowed or disallowed or paid to dealers may be changed at different times.

     Underwriters, broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling stockholders. Underwriters, broker-dealers or agents may also receive compensation from the purchasers of the shares for whom they act as agents or to whom they sell as principals, or both. Compensation for particular underwriter or broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated at the time of the sale. Underwriters, broker-dealers or agents and any other participating broker-dealers or the selling stockholders may be considered to be underwriters within the meaning of section 2(11) of the Securities Act relating to the sales of the shares. Underwriters are defined in this section as any person who has purchased from an issuer with a view to, or offers or sells for an issuer for the distribution of any security, or participates or has a direct or indirect participation in any undertaking, or participates or has a participation in the direct or indirect underwriting of any undertaking. Any commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be considered to be underwriting discounts or commissions under the Securities Act. Because selling stockholders may be considered to be underwriters within the meaning of section 2(11) of the Securities Act, the selling stockholders may be subject to the prospectus delivery requirements of the Securities Act. Neither the delivery of any prospectus, or any prospectus supplement, nor any other action taken by us, a selling stockholder or any purchaser relating to the purchase or sale of shares under this prospectus shall be considered or treated as an admission that any of them is an underwriter within the meaning of the Securities Act relating to the sale of any shares. Additionally, any securities covered by this prospectus that qualify for sale through Rule 144 under the Securities Act may be sold under Rule 144 rather than through this prospectus.

     The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. Additionally, in some states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     Under applicable rules and regulations under the Securities Exchange Act, any person engaged in the distribution of the shares may not engage in market-making activities for our common stock during some restricted periods. Additionally, the selling stockholders will be subject to applicable provisions of the Securities Exchange Act and the associated rules and regulations under the Securities Exchange Act, including Regulation M, that may limit the timing of purchases and sales of shares of our common stock by the selling stockholders. We will make copies of this prospectus available to each selling stockholder and have informed them of the need for delivery of copies of this prospectus to purchasers at or before the time of any sale of the shares.

     We will file a supplement to this prospectus, if required, under Rule 424(b) under the Securities Act upon being notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. This supplement will disclose:

     - the name of each selling stockholder and of the participating broker-dealer or broker-dealers,

     - the number of shares involved,

     - the price at which these shares were sold,

     - the commissions paid or discounts or concessions allowed to the broker-dealer or broker-dealers, where applicable,

     - that the broker-dealer or broker-dealers did not conduct any investigation to verify the information in this prospectus or incorporated by reference into this prospectus, and

     - other facts material to the transaction.

     We will bear all costs, expenses and fees for the registration of the shares. The selling stockholders will bear all commissions and discounts, if any, attributable to their individual sales of the shares. The selling stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against some liabilities, including liabilities arising under the Securities Act.

                                 LEGAL MATTERS

     The validity of the common stock offered in this prospectus and some other legal matters will be passed upon for us by Brobeck, Phleger & Harrison LLP, Palo Alto, California.

                                    EXPERTS

     The consolidated financial statements of Com21 and the related consolidated financial statement schedule incorporated in this prospectus by reference from Com21's annual report on Form 10-K for the year ended December 31, 2001 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

------------------------------------------------------
------------------------------------------------------

     WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE A STATEMENT THAT DIFFERS FROM WHAT IS IN THIS PROSPECTUS. IF ANY PERSON DOES MAKE A STATEMENT THAT DIFFERS FROM WHAT IS IN THIS PROSPECTUS, YOU SHOULD NOT RELY ON IT. THIS PROSPECTUS IS NOT AN OFFER TO SELL, NOR IS IT SEEKING AN OFFER TO BUY, THESE SECURITIES IN ANY STATE IN WHICH THE OFFER OR SALE IS NOT PERMITTED. THE INFORMATION IN THIS PROSPECTUS IS COMPLETE AND ACCURATE AS OF ITS DATE, BUT THE INFORMATION MAY CHANGE AFTER THAT DATE.

                               TABLE OF CONTENTS

                                       PAGE
                                       ----
Com21, Inc. .........................    1
Risk Factors.........................    1
Forward-Looking Statements...........   13
Where You Can Find More
  Information........................   13
Selling Stockholders.................   14
Use of Proceeds......................   14
Plan of Distribution.................   15
Legal Matters........................   16
Experts..............................   17

------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------

                                  COM21, INC.

                                 350,000 Shares
                                of Common Stock
                           -------------------------

                                   PROSPECTUS

                           -------------------------
                                  May 10, 2002

------------------------------------------------------
------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by Com21 in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee.

SEC Registration Fee........................................  $    50
Legal Fees and Expenses.....................................    5,000
Accounting Fees and Expenses................................   15,000
Printing Fees...............................................    1,000
Transfer Agent Fees.........................................    1,000
Miscellaneous...............................................    1,000
                                                              -------
  Total.....................................................  $23,050
                                                              =======

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Registrant's certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability for (i) any breach of their duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law, or (iv) any transaction from which the director derives an improper personal benefit.

     The Registrant's bylaws provide that the Registrant shall indemnify its directors and may indemnify its officers, employees and other agents to the fullest extent permitted by law. The Registrant believes that indemnification under its bylaws covers at least negligence and gross negligence on the part of an indemnified party in connection with the defense of any action or proceeding arising out of such party's status or service as a director, officer, employee or other agent of the Registrant upon an undertaking by such party to repay such advances if it is ultimately determined that such party is not entitled to indemnification. The Registrant has entered into indemnification agreements with its officers and directors. The indemnification agreements provide the Registrant's officers and directors with further indemnification to the maximum extent permitted by the Delaware General Corporation Law.

ITEM 16. EXHIBITS

 4.2(1)   Amended and Restated Information and Registration Rights
          Agreement, among the Registrant and the investors and founders named therein, dated July 22, 1997
 5.1      Opinion of Brobeck, Phleger & Harrison LLP
10.27(2) Amendment to Manufacturing Agreement between the Registrant and Celestica International, Inc. dated March 20, 2002 and accompanying Promissory Note and Warrant
10.28(2) Amendment to Manufacturing Agreement between the Registrant and Flextronics Malaysia SDN BHD dated March 29, 2002 and accompanying Promissory Note and Warrant
23.1      Independent Auditors' Consent
23.2 Consent of Brobeck, Phleger & Harrison LLP (included in its opinion filed as Exhibit 5.1)
24.1      Power of Attorney (see page II-3)

-------------------------
(1) Previously filed as an exhibit to the Registrant's registration statement on Form S-1 (File No. 333-48107).

(2) Previously filed as an exhibit to the Registrant's current report on Form 10-K filed with the Commission on April 1, 2002.

ITEM 17. UNDERTAKINGS

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;
     (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement, or the most recent post-effective amendment thereof, which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and therefore is unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act, and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act, that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Milpitas, State of California, on this 10th day of May, 2002.

                                          COM21, INC.

                                          By:      /s/ GEORGE MERRICK
                                            ------------------------------------
                                                       George Merrick
                                             President, Chief Executive Officer
                                                        and Director

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints George Merrick and Ralph Marimon as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitutes, may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

                   SIGNATURE                                      TITLE                       DATE
                   ---------                                      -----                       ----

               /s/ GEORGE MERRICK                 President, Chief Executive Officer and  May 10, 2002
------------------------------------------------  Director (Principal Executive Officer)
                 George Merrick

               /s/ RALPH MARIMON                  Vice President, Finance and Corporate   May 10, 2002
------------------------------------------------    Secretary (Principal Financial and
                 Ralph Marimon                             Accounting Officer)

                 /s/ PAUL BARAN                                  Director                 May 10, 2002
------------------------------------------------
                   Paul Baran

               /s/ JAMES GAGNARD                                 Director                 May 10, 2002
------------------------------------------------
                 James Gagnard

                                                                 Director                 May   , 2002
------------------------------------------------
               James Spilker, Jr.

               /s/ DANIEL J. PIKE                                Director                 May 10, 2002
------------------------------------------------
                 Daniel J. Pike

                                                                 Director                 May   , 2002
------------------------------------------------
                  Susan Nycum

                               INDEX TO EXHIBITS

EXHIBIT
 NUMBER                           EXHIBIT TITLE
-------                           -------------
 4.2(1)    Amended and Restated Information and Registration Rights
           Agreement, among the Registrant and the investors and
           founders named therein, dated July 22, 1997
 5.1       Opinion of Brobeck, Phleger & Harrison LLP
10.27(2)   Amendment to Manufacturing Agreement between the Registrant and Celestica International, Inc. dated March 20, 2002 and accompanying Promissory Note and Warrant
10.28(2)   Amendment to Manufacturing Agreement between the Registrant and Flextronics Malaysia SDN BHD dated March 29, 2002 and
           accompanying Promissory Note and Warrant
23.1       Independent Auditors' Consent
23.2       Consent of Brobeck, Phleger & Harrison LLP (included in its opinion filed as Exhibit 5.1)
24.1       Power of Attorney (see page II-3)

-------------------------
(1) Previously filed as an exhibit to the Registrant's registration statement on Form S-1 (File No. 333-48107).

(2) Previously filed as an exhibit to the Registrant's current report on Form 10-K filed with the Commission on April 1, 2002.